Exhibit 4.9

SUMMARY OF THE UNDERWRITING AGREEMENT

CAPITAL COMMUNICATIONS CDPQ INC.

AND

TELESYSTEM INTERNATIONAL WIRELESS INC.

Common Shares

The following is a summary of certain provisions of the underwriting agreement (the "Underwriting Agreement") dated September 11, 2003 among Capital Communications CDPQ Inc. (the "Selling Shareholder"), Telesystem International Wireless Inc. (the "Company") and BMO Nesbitt Burns Inc. (the "Underwriter"), pursuant to which the Selling Shareholder has agreed to sell and the Underwriter has agreed to purchase on September 25, 2003, or on such other date as may be mutually agreed upon, subject to the terms and conditions stated therein, 12,960,128 Common Shares (the "Shares") by way of a short form prospectus in all the Provinces of Canada, at an aggregate price of $82,944,819.20 payable in cash to the Selling Shareholder against delivery of the Shares.

This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Underwriting Agreement.

  Offering. The offering consists of 12,960,128 Shares at a price of $6.40 per Share.

  Preliminary Prospectus and (Final) Prospectus. A preliminary short form prospectus (the "Preliminary Short Form Prospectus") with respect to the Shares will be prepared and filed by the Company and a Mutual Reliance Review System decision document therefor dated September 11, 2003 will be obtained from the Québec Securities Commission as principal regulator. A final short form prospectus (the "Final Short Form Prospectus"), similar in substance to the Preliminary Short Form Prospectus except for such changes as are required by law or are requested by the securities commission or similar regulatory authority of each of the Provinces of Canada, will also be prepared and filed by the Company and the Company will use its best efforts to obtain a Mutual Reliance Review System decision document therefor dated not later than September 18, 2003. The delivery of the Preliminary Short Form Prospectus and the Final Short Form Prospectus will constitute the Company's representation and warranty that the information contained and the statements made in the Preliminary Short Form Prospectus and the Final Short Form Prospectus, in all material respects, constituted full, true and plain disclosure of all materials facts relating to the Company and its subsidiaries as well as to the securities offered pursuant to the Underwriting Agreement.

  Underwriting. The obligation of the Underwriter under the Underwriting Agreement is to purchase 100% of the Shares.

  Underwriters' Fee. The Selling Shareholder has agreed to pay to the Underwriter a fee of $0.256 per Share on account of services rendered in connection with the offering of the Shares. In consequence, the Selling Shareholder has agreed to pay to the Underwriter a maximum fee of $3,317,792.77.

  Representations and Undertakings. The Company has represented that the description of the Shares as it will appear in the Preliminary Short Form Prospectus and the Final Short Form Prospectus will be, in all material respects, a true and correct description of the Shares and the securities offered pursuant to the Underwriting Agreement, that the Preliminary Short Form Prospectus and the Final Short Form Prospectus will be a true, exact and complete statement, in all material respects, of all facts in relation to the Company and its subsidiaries and will disclose, in all material respects, accurately and completely all material facts required to be disclosed under the applicable securities legislation of the Provinces of Canada and as required by the securities commission or other similar regulatory authorities in the Provinces of Canada. The Company has also represented and warranted that the Preliminary Short Form Prospectus and the Final Short Form Prospectus will not contain any misrepresentation nor will they omit to state any material facts which are necessary in order to make any statement therein not misleading and to inform the Underwriter of any material change requiring such prospectus to be modified. The Company has agreed to deliver the number of commercial copies of the Preliminary Short Form Prospectus and the Final Short Form Prospectus as well as all documents incorporated by reference therein which the Underwriter may require. The Company has also undertaken to obtain as soon as possible, but in any event dated not later than September 18, 2003, all necessary authorisations from the securities commission or other similar regulatory authority of the Provinces of Canada, as the case may be, for the distribution of the Shares and all necessary authorisations from the appropriate securities commission or similar regulatory authorities having jurisdiction over the issue of the Shares including all the authorisations necessary in each such Provinces of Canada for the sale of the Shares to the public by duly authorised dealers.

  In addition, the Company and the Selling Shareholder have agreed to indemnify and hold harmless the Underwriter and each other as well as their directors, officers, employees, and agents from all losses, claims, damages and liabilities which the Underwriter, the Company or the Selling Shareholder, as the case may be, as well as their directors, officers, employees, and agents may suffer or incur as a result of (i) misrepresentation of a material fact or the inaccuracy of a material statement contained in the Preliminary Short Form Prospectus or the Final Short Form Prospectus, or in the documents incorporated by reference or other documents referred to in the Underwriting Agreement, or as a result of the omission to include in the Preliminary Short Form Prospectus and the Final Short Form Prospectus or other documents, any material fact required to make any statement therein not misleading, or (ii) an order of a securities commission or similar regulatory authorities in the Provinces of Canada based on any such misrepresentation, inaccuracy or omission which restricts or prohibits the sale of the Company's securities or the distribution of the securities.

The Company has agreed that they will not, without the prior written consent of the Underwriter (which shall not be unreasonably withheld), directly or indirectly, offer to sell, issue sell, grant purchase options, enter an agreement the object of which is the issuance, the sale or the disposition of Common Shares, in each case for cash (or any securities convertible into Shares or exchangeable against Shares), or to agree to do any such things, or publicly announce its intention to so do for 60 days from September 9, 2003. The Company has also agreed to use its reasonable best efforts to get the shareholders party to a registration rights agreement to which it is a party (other than the Selling Shareholder) to agree to a similar standstill.

In a separate undertaking, the Caisse de dépôt et placement du Québec has agreed, on its own behalf and on behalf of its affiliates, to a similar lock-up for a period of 90 days from the date of closing.

The Underwriter may terminate its obligations under the Underwriting Agreement in the event that an enquiry, proceeding or order of a securities commission or similar regulatory authority in the Provinces of Canada is issued which, restricts or prohibits the sale of the Company's securities or the distribution of the Shares by giving to the Company and the Selling Shareholder a written notice to that effect at any time prior to the closing.

  Legal Opinions. Fasken Martineau DuMoulin, counsel to the Company, will render opinions as to all legal matters concerning the sale of the Shares and the various authorisations required in connection therewith and all such other matters as the Underwriter may reasonably request.

  Ogilvy Renault, counsel to the Underwriter, will render opinions as to all legal matters concerning the sale of the Shares and the various authorisations required in connection therewith and all such other matters as the Underwriter may reasonably request.

  McCarthy Tétrault, counsel to the Selling Shareholder, and Mtre. Robert Coté will render opinions as to all legal matters concerning the sale of the Shares and the various authorisations required in connection therewith and and all such other matters as the Underwriter may reasonably request.

  Certificate. The President and Chief Executive Officer and Vice-President and Chief Financial Officer of the Company, or such other officer of the Company as the Company and the Underwriter may agree, will provide, at the closing a certificate in connection with the sale of the Shares, certifying, among other things, that:

    the representations and warranties of the Company set out in the Underwriting Agreement are true at the closing date;

    the Company has executed all its obligations pursuant to the Underwriting Agreement; and

    no important change, material fact or event occurred that should have been disclosed that was not.

Officers of the Selling Shareholder acceptable to the Underwriter will provide, at the closing, a certificate in connection with the sale of the Shares, certifying, among other things that:

  the Selling Shareholder has executed all its obligations pursuant to the Underwriting Agreement; and

  the representations and warranties of the Selling Shareholder set out in the Underwriting Agreement are true at the closing date.

  Expenses. All expenses relating to the issue and sale of the Shares will be paid by the Company, with the exception of the fees and expenses of counsel to the Underwriter and the Underwriter's expenses which will be paid by the Underwriter. In the event the Shares are not delivered on the Closing Date, including for reasons of the exercise by the Underwriter of its "out" clauses or the failure of the Company or the Selling Shareholder to meet the conditions to closing, the Company and the Selling Shareholder shall reimburse the Underwriter's expenses.

  ''Out'' Clauses. The Obligations of the Underwriters, under the Underwriting Agreement are subject to a ''disaster out'' clause and a ''material change out'' clause.

  Closing. The closing for the issue and sale of the securities will take place in Montreal, on September 25, 2003, or on such other date as may be mutually agreed upon.